FOODARAMA SUPERMARKETS, INC.

          303 West Main Street


       Freehold, New Jersey 07728





NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        To Be Held April 22, 1994



     The Annual Meeting of Shareholders (the "Meeting") of Foodarama Supermarkets, Inc. (the"Company") will be held at the offices of the Company, 303 West Main Street, Freehold, New Jersey,on April 22, 1994 at 10:30 A.M. (local time), for the following purposes:

       1.      To elect a Board of four Directors; and

       2. To transact such other business as may properly come before the Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 18, 1994 as the record date for determining the shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of shareholders as of the record date will be available to shareholders at the Meeting.

      You are cordially invited to attend the Meeting. Shareholders who do not expect to be able to attend the Meeting are requested to fill in, date, sign and return the enclosed proxy card in the enclosed envelope, which does not require additional postage if mailed in the United States. This will not prevent you from voting in person if you can be present at the Meeting.


                               By Order of the Board of
Directors,

Freehold, New Jersey
March 26, 1994

                                      Richard J. Saker,

                                         Secretary

                                 FOODARAMA SUPERMARKETS, INC.

                                    303 West Main Street

                                 Freehold, New Jersey 07728



                                     PROXY STATEMENT


                         ANNUAL MEETING OF SHAREHOLDERS

              This Proxy Statement and the accompanying form of proxy are being mailed to shareholders of Foodarama Supermarkets, Inc. (the "Company") in connection with the solicitation by and on behalf of the management of the Company of proxies to be voted at the AnnualMeeting of Shareholders (the"Annual Meeting") to be held at the offices of the Company, 303 West Main Street,Freehold, New Jersey, on April 22, 1994, at 10:30 A.M. (local time) and at all postponements or adjournments thereof.

              The Board of Directors of the Company has fixed the close of business on March 18, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof. As of March 18, 1994, 1,118,150 shares of Common Stock, $1.00 par value per share, were outstanding. Each issued and outstanding share of Common Stock of the Company is entitled to one vote.

              All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting, unless such proxies have previously been revoked. Unless otherwise instructed, the shares of Common Stock represented by such proxies will be voted "for" the election of management'snominees for directors. Management does not know of any other matter to be brought before the Annual Meeting, but it is intended that, as to any such other matter, votes may be cast pursuant to the proxies in accordance with the judgment of the person or persons acting thereunder.

              The Company's address is 303 West Main Street, Freehold, New Jersey 07728 and its telephone number is (908) 462-4700. This notice, proxy statement and enclosed form of proxy are being mailed to shareholders on or about March 31, 1994.

         Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (a) delivering written notice of such revocation to the Secretary of the Company at its offices; (b) delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (c) appearing at the Annual Meeting and requesting the return of his or her proxy.

              YOU ARE REQUESTED TO COMPLETE AND SIGN THE
ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE
PROVIDED FOR THAT PURPOSE.

                        PRINCIPAL SHAREHOLDERS

              The following table shows, as of March 18,1994, the persons known to the Company who owned directly or beneficially more than 5% of the outstanding Common Stock of the Company:

                                              Amount
                                            Benefically  Percent of
                                              Owned         Class
          Name of Benefcial Owner
Joseph J. Saker (1)(2)(3). . . . . . . . . . 364,640        3.26
Estate of Mary Saker (1) . . . . . . . . . .  73,296        6.6
Richard J. Saker (1) . . . . . . . . . . . .  67,939        6.1
Dimensional Fund Advisors, Inc. (4). . . . .  60,300        5.4
Southeastern Asset Management, Inc. (5). . . 100,800        9.0
_________________

(1)      The address of the foregoing person is c/o Foodarama
Supermarkets, Inc., 303 West Main Street, Freehold, New Jersey 07728.

(2) Includes 18,264 shares held as a trustee for the benefit of one child, 10,428 shares held by his wife, and 36,648 shares willed to him by Mary Saker. Does not include an aggregate of 128,703 shares owned by Richard J. Saker and the other children of Joseph Saker in their own names, of which Joseph J. Saker disclaims beneficial ownership.

(3)      Mary Saker, deceased, was the mother of Joseph J. Saker.
One-half or 36,648 of her shares have been willed to Joseph J. Saker.

(4) The address of Dimensional Fund Advisors, Inc.("Dimensional"), a registered investment advisor, is 1299 Ocean Avenue, Suite 650, Santa Monica, California 90401. Based upon a copy of Amendment No. 4 to Schedule 13G signed on February 9, 1994 and fined with the Securities and Exchange Commission, Dimensional is deemed to have beneficial ownership of 60,300 shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc. (the"Fund"), a registered open-end investment company, or the DFA Group Trust, an investment vehicle for qualified employee benefit plans, both of which Dimensional serves as investment manager. Dimensional has sole voting power with respect to 34,400 shares and persons who are officers of Dimensional also serve as officers of the Fund and in such capacity such persons vote the remaining 25,900 shares. Dimensional disclaims beneficial ownership of all such shares.

(5) The address of Southeastern Asset Management, Inc.("SAMI") is 860 Ridgelake Boulevard, Suite 301, Memphis, Tennessee 38120. Based upon a copy of Amendment No. 5 to Schedule 13G signed on February 11, 1994 and filed with the Securities and Exchange Commission, SAMI, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, has sole voting and dispositive power with respect to 53,200 shares and shared voting and dispositive power with respect to 47,600 shares.

     SECURITIES OWNED BY MANAGEMENT

              The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 18, 1994 by each director of the Company, the executive officers named in the Summary Compensation Table who were executive officers of the Company on such date and the executive officers and directors as a group:



                                         Amount
                                       Beneficially     Percent of
                                          Owned            Class

Joseph J. Saker (1)(2) . . . . . . . . . 364,640           3.26
Richard J. Saker (1) . . . . . . . . . .  67,939           6.1
Sidney Cohen (1) . . . . . . . . . . . .   --              --
John W. Hurley (1) . . . . . . . . . . .     500            *
Arthur M. Borden (1) . . . . . . . . . .     701            *
Joseph C. Troilo (1)(3). . . . . . . . .   1,652            *
Emory Altobelli (1). . . . . . . . . . .     --            --
Directors and Executive Officers
  as a group (7 persons) (4) . . . . . . 435,432          38.9
_________________

*        Less than one percent.

(1)      The address of the foregoing person is c/o Foodarama
Supermarkets, Inc., 303 West Main Street, Freehold, New Jersey 07728.

(2) Includes 18,264 shares held as a trustee for the benefit of one child, 10,428 shares held by his wife, and 36,648 shares willed to him by Mary Saker. Does not include an aggregate of 128,703 shares owned by Richard J. Saker and the other children of Joseph Saker in their own names, of which Mr. Joseph J. Saker disclaims beneficial ownership.

(3) Does not include an aggregate of 250 shares held by the wife and son of an officer of the Company, of which shares the officer disclaims beneficial ownership.

(4) Of the 435,432 shares, 433,780 are owned by the directors of the Company. Joseph J. Saker has obtained loans in connection with personal investments and other obligations and has pledged 277,000 shares of the Company's Common Stock beneficially owned by him to secure such loans. All of such loans were made for varying terms and interest rates by the respective lenders pursuant to routine promissory notes and agreements under which the only material event of default consists of nonpayment of principal or interest when due. Mr. Saker has advised the Company that the Federal Deposit Insurance Corporation, which succeeded to a loan of $1,549,500, secured by 129,000 shares of the Company's Common
Stock, has made a demand upon him for payment of the loan. Mr.Saker has also advised that discussions have been initiated with the FDIC, and that he is confident the loan will be renewed or the matter otherwise satisfactorily resolved.

              As of February 16, 1993, the Company sold to Wakefern Food Corporation ("Wakefern") 136,000 shares of 8% Cumulative Convertible Preferred Stock (the"Preferred Stock") par value of $12.50 per share for a total of $1,700,000. The Preferred Stock, which is non-voting, is redeemable at any time in whole or in part at its par value plus accrued and unpaid dividends, and must be redeemed at such price by June 8, 1999 or earlier in the event of a "change of control" as defined or other specified extraordinary event. The dividend rate of the Preferred Stock increases at the rate of 2% per annum beginning in March, 1996.

Unpaid dividends are cumulative and compound from the date of issuance of the Preferred Stock, and no dividends may be paid on the Common Stock unless the Registrant is current in payment of dividends on the Preferred Stock. As of October 30, 1993, cumulative dividends on the Preferred Stock that have not been declared are in arrears to the amount of approximately $97,000.
The Preferred Stock is convertible at any time after March 31, 1996 into shares of the Common Stock of the Company at the then market value of such Common Stock at a conversion value of $12.50 per share of Preferred Stock but with the proviso that no more than 1,381,850 shares (representing the total of the Company's unissued and treasury shares) may be issued on conversion of all of the Preferred Stock. If none of the Preferred Stock has been redeemed prior to March 31, 1996 and if Wakefern were to fully exercise its right to convert the Preferred Stock on or after such date, Wakefern could own a maximum of 1,381,850 shares of the Common Stock of the Company or 55.3% of the voting shares of the Company. Because it is possible that the Company may not be in a position to redeem the Preferred
Stock prior to the date on which it becomes convertible, the agreement pursuant to which the Preferred Stock was sold to Wakefern provides that Messrs. Joseph J. Saker and Richard J.Saker, each a director and executive officer of the Company, both have an option at any time before an applicable redemption date to purchase all, but not less than all, of the then outstanding shares of Preferred Stock at the par value thereof plus accrued and unpaid dividends. Messrs. Joseph J. Saker and Richard J. Saker have agreed with the Company that they will not exercise such right except with the approval of the Board of Directors of the Company and will not convert any shares of the Preferred Stock so acquired into Common Stock except with the approval of a majority of the independent directors of the Company. The
Company knows of no other contractual arrangements which may at a subsequent date result in a change in control of the Company.


               NOMINEES AS DIRECTORS OF THE COMPANY

              It is intended that the shares of the Company's Common Stock represented by proxies solicited hereby will be voted for the five nominees listed below. If for any reason any of the said nominees should be unable or unwilling to serve, which is not now anticipated, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors. The Directors will be elected to hold office until the next annual meeting and until their respective successors are duly elected and qualifIed.

                                                               Year First
                                                               Elected a
             Name and Age            Principal Occupaton       Director
Joseph J. Saker (64). . . . . . .  Chairman of the Board and     1958
                                    President of the Company

Richard J. Saker (42). . . . . . . Senior Vice President-        1987
                                    Operations, Secretary and
                                    Assistant Treasurer of the
                                    Company

John W. Hurley (68) . . . . . . . Senior Vice-President-TM       1970
                                   Capital Corp

Arthur M. Borden (73). . . . . .  Of counsel, Roseman & Colin    1965

					Mr. Joseph J. Saker Company since its incorporation in 1958 and Chairman since 1971.  In addition to his responsibilities with the Company, he serves on the Board of Governors of the Academy of Food Marketing of
St. Joseph's College (Philadelphia); is a member of the Board of Directors of the New Jersey Food Council and a member of the Board ofDirectors of
Wakefern Food Corporation, and is active in other community affairs.

              Mr. Richard J. Saker, a graduate of St. Joseph's
College, has been employed by the Company since 1969, and has served as Senior Vice President - Operations since 1984. He is the son of Joseph J. Saker.

              Mr. Hurley has been a Senior Vice President of TM
Capital Corp., investment bankers, since July 1989, and before that he was for more than five years an officer of Thomson McKinnon Securities, Inc., investment bankers.

              Mr. Borden has been of counsel to the firm of Rosenman & Colin since February 1992. He was a partner in Rosenman & Colin from March 1987 to January 1992 and prior to that and for more than five years he was a partner in Sage Gray Todd & Sims, both New York City law firms. Mr. Borden is also a director of ScientifIc Industries, Inc.
engaged in the manufacture of scientific instruments, and Shelter Components Corporation, a distributor to the manufactured housing and recreational vehicle industries.



                    DIRECTORS MEETINGS AND COMMITTEES

              The Company held five meetings of its Board of Directors during the fiscal year ended October 30, 1993.
(Each of Messrs. Joseph J. Saker, Richard J. Saker and Arthur M. Borden did not attend one meeting of the Board of Directors.)

              The Board of Directors of the Company has appointed
Executive, Audit and Stock Option Committees. The Board of Directors performs the functions of a board compensation committee. The Executive Committee, which consists of Messrs. Joseph J. Saker and Richard J. Saker, held weekly meetings. The Audit and Stock Option Committees both consist of Messrs. Hurley, Borden and Cohen. The Audit Committee is responsible for recommending a firm of independent auditors for the Company each year and reviews the results of the annual audit with the auditors. During the fiscal year ended October 30, 1993, the Audit Committee held seven meetings and there were no meetings of the Stock Option Committee.

              The Company paid Mr. Hurley and Mr. Cohen fees of $800 and
$ 1,400, respectively, for Board and Committee meetings attended during the fiscal year ended October 30, 1993. Full-time employees of the Company who also serve as directors of the company do not receive any compensation for serving on the Board of Directors, nor does Mr. Borden whose firm acts as counsel to the Company.



    EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers of the Company are as set forth below:


Name                        Age              Capacities in Which Served
Joseph J. Saker (1). . . .  64           Chairman of the Board and President
Richard J. Saker (1) . . .  42           Senior Vice President - Operations,
                                          Secretary and Assistant Treasurer
Joseph C. Troilo (2) . . .  59             Senior Vice President - Finance,
                                          Assistant Secretary and Treasurer
Emory Altobelli (3). . . . 53          Senior Vice President - Administration

_____________________________
(1)      See Directors of the Company.

(2)      Mr. Troilo has served as Chief Financial Officer of the
         Company since 1974.

(3) Mr. Altobelli has served as Senior Vice President -Administration since June 1990. From 1984 to such date, he served as a Regional Vice-President of Operations of the Company.



                      EXECUTIVE COMPENSATION

             The aggregate compensation paid or accrued by the Company during the last three fiscal years ended November 2, 1991, October 31, 1992 and October 30, 1993, to the Chief Executive Officer of the Company and to the four most highly compensated executive officers (other than the Chief Executive Officer) whose compensation in salary and bonus exceeded $100,000 in the last fiscal year is set forth in the following table:


                    Summary Compensation Table


                                              Annual Compensation

              Name and Principal Position      Year          Salary

Joseph J. Saker . . . . . . . . . . . . . .  1993           $154,544
 Chairman of the Board, President
                                             1992            159,518
 and Chief Executive Officer
                                             1991            147,620

Richard J. Saker. . . . . . . . . . . . . .  1993            132,444
 Senior Vice President - Operations,

 Secretary and Assistant Treasurer           1992            129,991

                                             1991            125,944

Joseph C. Troilo. . . . . . . . . . . . .    1993            106,188
 Senior Vice President - Finance,

 Assistant Secretary and Treasurer           1992            102,616
                                             1991             99,429

Emory Altobelli. . . . . . . . . . . . . .   1993            110,377
 Senior Vice President - Administration

                                             1992            107,034

                                             1991            104,240


                           STOCK OPTIONS

              The Company has a key employee stock option plan adopted by the Board of Directors and approved by the shareholders of the Company in 1987 which authorized the grant of options to purchase a maximum of 200,000 shares of the Company's common stock. To date, no options have been granted under the Plan.

                           PENSION PLAN

              The Company maintains a defined benefit pension plan for eligible employees. The retirement benefits of Messrs. Joseph J. Saker, Richard J. Saker, Joseph C. Troilo, and Emory Altobelli are fully vested.
Full vesting occurs after five years of service. Benefits upon retirement prior to age 65 are reduced actuarially. Benefits under the plan are determined by a formula equal to .6% times the highest five consecutive year average of the regular or base salary of a participant together with bonuses and other compensation times the total years of service. The following sets forth the estimated annual benefits payable upon normal retirement at a normal retirement age of 65 for each of the executive officers named in the Summary Compensation
Table:



                     Executive Officer   Estimated AnnualRetirement Benefit
                                         Under Defined Benefit Pension Plan
Joseph J. Saker . . . . . . . . . . .           $40,846
Richard J. Saker. . . . . . . . . . .            38,100
Joseph C. Troilo. . . . . . . . . . .            20,461
Emory Altobelli . . . . . . . . . . .            15,124


             The Board of Directors of the Company approved a Deferred Compensation Plan on January 17, 1989. This Plan covers the four executive officers (in addition to Sidney Cohen who retired as an officer on April 25, 1990 and John J. McAteer who retired as an officer on December 15, 1992) and five other key employees and is intended to supplement the Company's pension plan. The Company anticipates paying for benefits as they become due out of current operating income, but expects over the long term to be recouped out of proceeds of life insurance on the lives of the beneficiaries purchased by the Company. The current annual premiums for all employees covered by the Plan are approximately $50,000.

             Amounts payable at retirement under the Deferred Compensation Plan range from 40% to 50% of the employee's highest average salary over a five-year period less primary Social Security and pension plan benefits, and are payable each year until death, but for a minimum of ten years.

             The Deferred Compensation Plan provides for a pre-retirement death benefit of one-half the amount payable upon retirement, actuarially computed, payable to the employee's beneficiary over 120 months. If the employee dies after retirement, such employee's beneficiary will receive the same benefit the employee would have received if the employee had lived for 120 months.

                                      Estimated Annual Retirement Benefit
       Executive Officer                UnderDeferred Compensation Plan

Joseph J. Saker                              $ 23,300
Richard J. Saker                              103,300
Joseph C. Trolio                               26,700
Emory Altobelli                                33,100

              COMPLIANCE WITH REPORTING REQUIREMENTS

             The Company believes that, during the fiscal year ended October 30, 1993, all filing requirements under Section
16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.



               COMPENSATION COMMITTEE INTERLOCKS AND
          INSIDER PARTICIPATION IN COMPENSATION DECISIONS

             For the fiscal year ended October 30, 1993, the Board of Directors performed the functions of a board compensation committee. Executive Officers who served on the Board of Directors were Mr. Joseph J. Saker, Chairman of the Board,
President and Chief Executive Officer, and Mr. Richard J. Saker,
Senior Vice President - Operations, Secretary and Assistant
Treasurer.



           COMPENSATION REPORT OF THE BOARD OF DIRECTORS

             The Board of Directors has furnished the following report on executive compensation.

             The Board of Directors has acted as a compensation committee and has annually set the compensation of the Chief
Executive Officer, who in turn has set the compensation of the other officers of the Company. The independent members of the Board of Directors have for many years believed that the compensation of the Chief Executive Officer was substantially below that for like positions in comparable companies, and suggested increases during profitable years. The Chief Executive Officer has, however, been unwilling to accept any increase not in line with the general salary increase made for the Company's other salaried personnel, and has generally raised other officers only in accordance with the same policy. Because such compensation of the Chief Executive Officer has been considered to be significantly below an appropriate level for a company of this size, and the unwillingness of the Chief Executive Officer to accept any further compensation, the Board of Directors has not given detailed consideration to any performance based criteria, but, subject to the business plan presently being developed with the assistance of financial advisors, intends to create a compensation committee to review compensation for the ensuing years, including a review of performance based programs.

             Due to increasing competitive pressures impacting the Company's sales base, a recessionary economic condition, operating losses on the Company's New York stores, which were sold on October 18, 1993, a labor strike affecting the Company and several other retail supermarket operators which occurred in May of 1993 and continued for a period of three weeks and the Company's financial performance for the fiscal year ended October 30, 1993, salary increases were limited to four percent. The Board of Directors believes that the aggregate current salaries of the Company's executive officers is significantly lower than the salaries of other executive officers of companies involved in businesses comparable to the business of the Company.

             Board of Directors: Messrs. Joseph J. Saker, Richard
J. Saker, Arthur M. Borden and John W. Hurley.

                  PERFORMANCE ANALYSIS

             Set forth below is a line graph comparing the cumulative total return of the Company, the AMEX Market Value
Index and the AMEX Market Value Retail Index for the five years commencing October 30, 1988 and ended October 30, 1993.


                              [GRAPH]









                        CERTAIN TRANSACTIONS

             (a)  Transactions with Management and Others

             As required by the By-Laws of Wakefern, a retailer-owned food distribution corporation which provides purchasing, warehousing and distribution services to the Company as well as other retail supermarket chains, the obligations owed by the Company to Wakefern are personally guaranteed by Joseph J. Saker and Richard Saker. As of February 28, 1994, the Company was indebted to Wakefern in the amount of approximately
$8,927,000 for current charges in the ordinary course of business. Wakefern presently requires each of its shareholders to invest up to $400,000 in Wakefern's non-voting capital stock for each store operated by it, computed in accordance with a formula based on the volume of such store's purchases from Wakefern.

             During the year ended October 30, 1993, the Company paid T.M. Capital Corp., of which John W. Hurley, a director of the Company, is a Senior Vice President, $120,000 for investment and financial advisory services. Pursuant to a financial advisory service agreement entered into on June 11, 1993 by the Company and T.M. Capital Corp., which is terminable by either party at any time, the Company is providing a payment of $20,000 per month to T.M. Capital Corp.

             (b)  Certain Business Relationships

             The Company leases from Joseph J. Saker, the
President of the Company, and his wife, doing business as Saker
Enterprises, a 56,000 square foot supermarket in Freehold, New Jersey, under a lease terminating in 2003. The Company also leases from Saker
Enterprises a 5,400 square foot garden center building and 5,000 square feet of yard area under a lease expiring on December 31, 1993 and a 9,000 square feet of space for its liquor store effective September 1992, under a lease expiring December 31, 2003, both of which are located in the same shopping center as the supermarket. During the fiscal year ended October 31, 1992, aggregate amounts for rent (including taxes and insurance) of $468,970, $40,134 and $105,688 were paid by the Company to Saker
Enterprises for the supermarket, garden center and liquor store, respectively.

             In addition, the Company subleases to ESCI Corp., a corporation in which Sidney Cohen, a former director of the Company, is a 50% shareholder, approximately 4,900 square feet of space at its supermarket located at Sayreville, New Jersey. The sublease provides for an annual rent of $53,000 to be increased every four years. The sublease term expires on November 30, 1999. ESCI
Corp. operates a liquor store in the subleased space.  ESCI Corp.
is indebted to the Company in the amount of approximately
$140,000 as of February 28, 1994, representing monies advanced by the Company for fixtures and equipment installed in the liquor store and other charges for rent, etc. The Company is charging interest at the rate of 10% per annum on the outstanding balance.

In connection with the sublease with ESCI Corp., the Company has a right of first refusal to purchase the assets and related license.

             The Company has been advised by the Executive
Committee, of which Joseph J. Saker is the Chairman, that the terms of the foregoing transactions are comparable to those available for non-affiliated persons in the respective localities.

             See "Securities Owned by Management" for information with respect to the sale of Preferred Stock to Wakefern Food
Corporation and certain options granted to Joseph J. Saker and Richard J. Saker with respect thereto.

             (c) Indebtedness of Management

             Joseph J. Saker, President of the Company doing business as Saker Enterprises is indebted to the Company for advances made for construction on the South Freehold shopping center in the amount of $198,499. Interest at 7-1/2% per annum is charged on these advances.

           INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

             The firm of Deloitte & Touche, Independent CertifIed Public Accountants, was retained as auditors to the Company for the year ended October 30, 1993, as recommended by the Audit Committee. A representative of Deloitte & Touche will be present at the meeting to make a statement, if desired, and to respond to appropriate questions.

                       ANNUAL REPORT

             The Company's Annual Report to shareholders for the fiscal year ended October 30, 1993, including financial statements, which Annual Report is not part of this proxy solicitation material, is being mailed to shareholders with the proxy solicitation. On written request, the Company will provide without charge to each record or beneficial holder of the Company's Common Stock, a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended October 30, 1993. Requests should be addressed to Mr. Joseph C. Troilo, Senior Vice President-Finance, Foodarama Supermarkets,
Inc., 303 West Main Street, Freehold, New Jersey 07728.

                        OTHER BUSINESS

             Management of the Company does not intend to bring before the Annual Meeting any matters except the election of Directors. Management is not aware at this time of any other matters to be presented for action. If however, any other matters properly come before the Annual Meeting, the persons named on the proxy intend to vote in accordance with their judgment on the matters presented.

                      PROXY SOLICITATION

             The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company's directors, officers, or regular employees personally or by telephone or telegraph. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of shares and will be reimbursed by the Company for their reasonable expenses.
The Company does not expect to pay any compensation to third parties for the solicitation of proxies, unless such solicitation has been requested by the Company.

                      SHAREHOLDER PROPOSALS

             A shareholder of the Company who wishes to present a proposal for action at the Company's 1995 annual meeting of shareholders must submit such proposal to the Company and such proposal must be received by the company by November 26, 1994.


                                        By Order of the Board of
Directors,

             Freehold, New Jersey
             March 26, 1994

                                        [Signature]



                                        Richard J. Saker,
                                        Secretary

                             THE COMPANY

             Operating 21 supermarkets in two states, Foodarama
Supermarkets, Inc. is a member of the ShopRite group.  Nineteen
Foodarama stores are located in New Jersey and two in Pennsylvania. In addition, the Company operates two liquor stores and two garden centers. The Company also operates meat and bakery commissaries.

             Foodarama stores offer shoppers a wide assortment of food and non-food items, in modern, attractive stores with ample parking immediately adjacent. Chief products sold include groceries, meat, poultry, produce, dairy products, fresh fruits and vegetables, bakery products, frozen foods, delicatessen and appetizer goods. Non-foods include health and beauty aids and housewares. Stores stock nationally advertised brands as well as products sold under the ShopRite label.

                         ROSTER OF STORES

NEW JERSEY                 Franklin              Pistcataway
Aberdeen(Matawan)          Freehold              Sayerville
Belmar                     Hazlet(Keyport)       West Long Branch
Bricktown                  Highstown             Woodbridge
Brielle                    Kingstown
East Brunswick             Lakewood              PENNSYLVANIA
Edison                     Middletown            Bethlehem Township
Edison (Oak Tree Road)     Neptune               Whitehall


                  STOCK PRICE AND DIVIDEND INFORMATION

              The Common Stock of Foodarama Supermarkets, Inc. is traded on the American Stock Exchange under the ticket symbol "FSM." High and low stock prices were as follows:

Fiscal Quarter Ended                   High            Low

February 1, 1992 . . . . . . . . . .  17-1/2          14-1/2
May 2, 1992. . . . . . . . . . . . .  18-1/8          14-3/4
August 1, 1992 . . . . . . . . . . .  18-1/4          16-1/2
October 31,1992. . . . . . . . . . .  17-3/4          15-3/8
January 30, 1993 . . . . . . . . . .  16-7/8          15
May 1, 1993. . . . . . . . . . . . .  15-3/4          14-3/4
July 30,1993 . . . . . . . . . . . .  15-1/8          14-1/2
October 30,1993. . . . . . . . . . .  15-3/8          14-1/4

No dividends have been declared or paid since October 1979.

                        5 YEAR SUMMARY OF OPERATIONS

                            Fiscal Years Ended

             October 30,   October 31,  November 2,  November 3,  October 28,
               1993          1992         1991          1990(a)      1989
                       (000's omitted except per share data)

Sales. . . .       $ 670,180    $ 695,157    $  695,306 $ 673,124   $ 571,269
Cost of sales. .     510,276      519,193       523,575   507,929     433,278
Gross profit . .     159,904      175,964       171,731   165,195     137,991
Operating expenses.  167,482      167,860       165,173   156,450     130,999
Interest, net. . . .   6,479        6,876         7,363     7,017       5,017
Gain on sale of store 11,199         --            --        --         --
                     162,762      174,736        172,536    163,467    136,016
(Loss) income before
 income taxes. . . .  (2,858)       1,228         (805)      1,728      1,975
Income taxes (benefit)
 provision . . . . .    (893)         516         (252)        680        825
Net (loss) income   $ (1,965)     $   712       $  553       1,048      1,150
(Loss) earnings per
  common share. . .   $(1.84)        $.64       $ (.49)      $(.94)    $ 1.01
Weighted average
 number of common
 shares outstanding  1,118,150   1,118,150    1,118,308   1,130,313  1,136,579

  DIRECTORS                            GENERAL COUNSEL

 Joseph J. Saker                         Rosenaman & Colin
   Chairman of the Board and President     575 Madison Avenue
                                           New York, N.Y. 10022
 Richard J. Saker
  Senior Vice President                 AUDITORS
  Foodarama Supermarkets, Inc.
                                          Deloitte & Touche
  Arthur M. Borden                         Two Hilton Court
   Of Counsel                              Parsippany, N.J. 07054
   Rosenman & Colin, Attorneys

  Sidney Cohen                          TRANSFER AGENT AND REGISTRAR

  John W. Hurley                        American Stock Transfer Company
   Senior Vice President,                99 Wall Street
   TM Capital Corp.,                     New York, N.Y. 10005
   Investment Bankers

 Member, Audit and Stock Option Committees  CORPORATE OFFICES

                                            303 West Main Street
                                            Freehold, N.J.  07728
                                            (908) 462-4700

  EXECUTIVE OFFICERS

  Joseph J. Saker                       The Company is relocating its offices
   Chairman of the Board and President   on or about May 15, 1994 to:
                                         922 Highway 33
  Richard J. Saker                       Building 6, Suite 1
   Senior Vice President Operations,     Freehold, N.J. 07728
   Secretary and Assistant Treasurer

  Joseph C. Trolio                      FORM 10-K REPORT
   Senior Vice President Finance,
   Treasurer and Assistant Secretary    A copy of the Company's Form 10-k
                                        Annual Report, as filed with the
                                        Securities and Exchange Commission,
  Emory Altobelli                       is available to shareholders without
   Senior Vice President                charge upon written request to
                                        Mr. Joseph C. Trolio, Senior Vice
                                        President, Foodarama Supermarkets,
                                        Inc., P.O. Box 592, Freehold, New
                                        Jersey 07728

                     PRESIDENT'S MESSAGE

Dear Shareholder:

              Fiscal 1993 was a disappointing year for our Company. Sales declined to $670,180,000 from $695,157,000 in fiscal 1992 and the Company incurred a net loss of $1,965,000, only the fourth loss in the Company's history. This loss compares to net income of $712,000 for fiscal 1992. The loss was after a $11,199,000 pretax gain on the sale of the five stores which constituted our New York division.

              I am pleased to report that after losses in the last two quarters of fiscal 1993, the first quarter of fiscal
1994 provided evidence of the ability of your Company to be profitable. Sales for the quarter were $157,491,000 compared with sales from the same period of the prior year of $172,719,000, including sales from the divested New
York stores of $23,337,000. Sales increased by 5.1%, including the new Neptune store and excluding the five divested New York stores. Net income for the first quarter was $40,000 versus $121,000 in the prior year period.

              As of the end of the fiscal year, as well as currently, Foodarama was operating twenty-one supermarkets, two garden centers and two commissaries. A new World Class store was opened on September 23, 1993 in Neptune, New Jersey, replacing an older facility. This 100,000 square foot store has been recognized by our industry as being on the leading edge of design and customer service and has been well received by our customers.

              A significant contributor to our Company's loss last year was the strike of the New Jersey Clerk's Union in May 1993. We estimate that the strike resulted in lost sales of approximately $14,000,000. Gross profits declined by approximately $7,300,000, partially as a result of the strike and a general reduction in gross profit levels following the strike and additional direct operating expenses of $500,000. In spite of the severe impact of the strike,we believe that our new labor agreement benefits the Company by providing for more stable and predictable future labor costs.

              Our Company also has been positioned better for the future through the sale of the five New York stores on October 18, 1993. These stores, which generated sales of $85,361,000 in fiscal 1993 versus sales of $88,223,000 in fiscal 1992, also contributed to the Company's loss last year. We estimate that the gross profits from the New York stores were adversely impacted by approximately $1,500,000 during the long process of concluding a sale. Nevertheless, the sale of these stores will enable the Company to focus its management and financial resources on its key New Jersey and Pennsylvania markets and also contributed $10,500,000 to the $21,000,000 net reduction in our outstanding indebtedness which we were able to effect during the year. This reduction in debt will permit a substantial reduction in interest expense for the coming year.

              As a result of the difficulties experienced over the past year, Foodarama, as previously announced, is in default of several covenants under its credit agreements, although all required payments of interest and principal have been made in a timely manner. Management has retained the services of an independent financial advisor to assist in the preparation of a business plan. In addition to serving as the basis for negotiating amended loan agreements, this plan will serve as a guidepost for the future.

              The ShopRite cooperative, operating as Wakefern
Food Corporation, continues to assist its members to respond to an i ncreasingly competitive marketplace. We are attracting loyal ShopRite customers through the popular "Price Plus Club," which provides our customers with an opportunity to share in manufacturer's promotions. In addition, Wakefern has responded to the need for more effective and faster information and communication through the development and installation of new computer systems in 1993. We already have seen the benefits of these new systems in electronic funds transfers, benefits transfers and computer generated ordering.

              We want to take this opportunity to thank Mr.
Sidney Cohen, who is retiring as a Director of our Company, for his many years of loyal and dedicated service as an officer and Director.

              As always, we also extend our appreciation to our stockholders, vendors and employees for their continued loyalty and support. A special thank you is extended to our customers who make Foodarama ShopRite
Supermarkets part of their daily life.





             [Signed]                         [Signed]

         Joseph J. Saker                 Richard J. Saker
          President and                Senior Vice President
      Chief Executive Officer         Chief Operating Officer



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

              As of October 30, 1993, the Company was not in compliance with several covenants under its credit agreements at least in part because of the strike that occurred during the third quarter and continued to negatively impact the Company during the fourth quarter. Due to the covenant violations, as of October 30, 1993, the Company has classifIed its debt to these lenders totaling $34.4 million as a current liability. (See Notes 2 and 7 to Notes to Consolidated Financial Statements--Going Concern Matters and Long Term Debt, respectively.) The
Company is currently pursuing a forbearance agreement with its senior lenders. The Company also has retained an independent financial advisor to assist in the preparation of a business plan which is anticipated to form the basis for the negotiation of amended credit agreements with such lenders.

              The Company has made all required principal and interest payments under such credit agreements. The
Company anticipates that all future payments can be made, including principal payments of $2.5 million on June
1, 1994 and $4.3 million on October 31, 1994, although no such assurances can be made. The Company is pursuing actions to increase operating cash flow through inventory and expense reductions and to provide positive cash flow from investing activities through limitations on capital expenditures and the sale of certain operating and non-operating assets.

              The Company is carrying an outstanding balance with its cooperative supplier, Wakefern Food Corporation, for products and services. Wakefern continues to provide products and services to the Company as usual. Pursuant to the by-laws of the cooperative, the Company has incurred service fees at the rate of 1% per week on the outstanding balance since July 17, 1993. Such fees, which aggregated approximately $581,000 through October
30, 1993 and an additional $700,000 from that date to February
12, 1994, are anticipated to continue at least through the second quarter of fiscal year 1994.

              The ability of the Company to continue as a going concern is dependent on its ability to successfully implement the plans and actions described above with regard to improving its cash flow. Due to the uncertainties associated with these plans, there can be no assurances that the Company will achieve its goals nor is there any assurance that the Company will be able to negotiate a forbearance agreement or amended credit agreements with its lenders. The Company believes that such programs will be implemented successfully and that sufficient cash flow will be generated to meet its obligations as they become due.

              On February 16, 1993, in order partially to fund capital expenditures made in fiscal 1992 and also to induce the senior lenders to amend the loan agreements as aforesaid, the Company sold to Wakefern Food Corporation
136,000 shares of a duly authorized Class A 8% Cumulative
Convertible Preferred Stock (the "Preferred Stock") par value $12.50 per share, for $1.7 million, the aggregate par value of such shares. The Preferred Stock bears a preferential cumulative dividend at the rate of 8% per annum for three years, increasing at the rate of 2% per annum each 12 months thereafter.

Unpaid dividends are cumulative and compound from the date of issuance of the Preferred Stock, and no dividends may be paid on the Common Stock unless the Company is current in payment of dividends on the Preferred Stock. The Preferred Stock is redeemable by the Company in whole or in part at any time and must be redeemed by the earlier of (i) June 8, 1999,
(II) consummation of a sale of all or substantially all of the Company's assets or upon the entering into of the first of a related series of transactions for the purpose of selling all or substantially all of the Company's assets,
(iii) the changing of shares of the common stock of the Company into, or the exchange of such shares for, the securities of any other corporation, or (iv) a "Change of Control" (as such term is defined in Article Fifth of the Company's Certificate of Incorporation) of its equity voting securities by way of merger, consolidation or otherwise. The
Preferred Stock is convertible at any time after March
31, 1996 into shares of the common stock of the Company at the then market value of such shares at a conversion value of $12.50 per share of Preferred Stock but with the proviso that no more than 1,381,850 shares (representing the total of the Company's unissued and treasury shares) may be issued on conversion of all of the Preferred Stock.
The amendment to the loan agreements provides that dividends can be paid and shares repurchased (or redeemed) only out of 25% of net income for the most recently completed fiscal year, and then only if certain financial covenants are met. As of October 30, 1993, there was no availability under these provisions. It is, however, the Company's intention to redeem the Preferred Stock prior to March
31, 1996.

              No cash dividends have been paid since 1979, and the Company has no present intentions or ability to pay any dividends in the near future.

              Working Capital

              As a result of several covenant violations at October 30, 1993, $34.4 millIon of total debt due to senior lenders has been classifIed as a current liability thereby creating a working capital deficiency of $29.8 millIon. The regular scheduled repayment to these lenders is $2.5 million for fiscal 1994.

              At October 31, 1992, working capital was $13.1
million compared to $16.8 million at November 2, 1991 with ratios of 1.29 to 1 and 1.47 to 1, respectively.

              Cash flows (in millions) were as follows:


                           Fiscal Year     Fiscal Year    Fiscal Year
                              1993             1992          1991


Operating activities . . . . $8.6            $14.5          $14.3
Investing activities . . . .  7.2            (10.6)          (7.1)
Financing activities . . .  (19.4)            (3.1)          (4.7)
Total. . . . . . . . . . .  ($3.6)           $ 0.8          $ 2.5


              Fiscal 1993 capital expenditures totaled $9.3
million with depreciation of $10.3 million compared to $10.6 million and $10.4 million for fiscal 1992 and compared to $7.1 million and $11.1 million for fiscal 1991.

              During fiscal 1993, the Company paid down $23.1 million of its debt of which $10.5 million represented proceeds from the sale of its New York stores, and borrowed $2 million on other debt. In fiscal 1992, $7.1 million was paid while $4 million was borrowed. In fiscal 1991, $5.1 million was paid and $7 million borrowed. The
Company has no available lines of credit.

                      RESULTS OF OPERATIONS

              Sales:

              Sales of 26 stores open during all periods totaled
$670.2 million in fiscal 1993, $689.1 million in fiscal
1992 and $678.3 million in fiscal 1991. The Company sold its five stores in Long Island, New York on October
18, 1993 and their sales are reflected in stores open for all periods. One store was closed on March 29, 1992.

              A strike by the New Jersey retail clerks union affected fifteen stores in May 1993. New Jersey store sales totaled $527 million, $541 million and $543 million for the respective three fiscal years. New York store sales were $85 million (50 weeks), $88 million and $89 million for the respective three fiscal years. Sales growth in fiscal
1992 was affected by general deflation in food prices and the opening of warehouse club stores in competitive market areas.


                        Fiscal Years Ended


                                10/30/93       10/31/92         11/2/91
                                             (in millions)

Stores open all periods. . .     $670.2         $689.1           $678.3
Stores closed. . . . . . . .          -            6.1             17.0
Total. . . . . . . . . . . .     $670.2         $695.2           $695.3

              Gross Profit:

              Fiscal 1993 was severely impacted by the New Jersey retail clerks union strike in May 1993 which changed consumer buying habits coupled with an increase in shrinkage.
Additionally, the delayed closing on the sale of the New York stores finalized on October 18, 1993 instead of August
31, 1993, as expected, caused a further decline in gross profits of approximately $1.5 million.

              Gross profit totaled $159.9 million in fiscal 1993 compared to $176.0 million in fiscal 1992 and $171.7 million in fiscal 1991. Gross profit in fiscal 1992 increased to 25.3% from 24.7% in fiscal 1991. In spite of sales being essentially flat, the Company was able to improve its gross profit in fiscal 1992 by 0.6% of sales produced by higher margins in several departments and tighter controls on shrinkage.


                                    Fiscal Years Ended
                                      (in millions)

                         10/30/93           10/31/92           11/2/91


Gross profit . . . . . .  $159.9             $176.0             $171.7
Gross margin . . . . . .    23.9%              25.3%              24.7%

              Operating Expenses:

              Fiscal 1993 expenses totaled $167.5 million compared to $167.9 million in fiscal 1992 and $165.2 million in fiscal 1991. Fringe benefits increased $2.0 million and advertising costs rose $1.0 million in fiscal 1992 versus fiscal 1991 in comparable stores.

                        Fiscal Years Ended


                     10/30/93         10/31/92           11/2/91
                                   (in millions)

Sales. . . . . . .    $670.2          $695.2              $695.3
Operating Expenses .   167.5           167.9               165.2
% of sales . . . . .    25.0%           24.2%               23.8%

              Non-recurring items included in fiscal 1993 expenses include a reserve for future rent payments on three closed properties and the write-off of equipment in closed stores totaling $900,000, a bad debt reserve and write down of real estate joint ventures of $600,000 and strike costs of $500,000.

              Also included in fiscal 1993, is a customer claims reserve of $700,000 and pre-opening costs of $1,100,000.

              In fiscal 1992, a customer claims reserve of $600,000 was included and pre-opening costs totaled $400,000 which costs were $1,100,000 and $160,000, respectively, in fiscal
1991.

              Interest Expense:

              Interest expense totaled $6.7 million in fiscal 1993 compared to $7.4 million in fiscal 1992 and $8.1 million in fiscal 1991. The decrease in fiscal 1993 and 1992 resulted from an overall reduction in debt levels coupled with lower rates on the Company's bank credit facility. Interest income was $0.2 million in fiscal 1993 compared to $0.5 million in fiscal 1992 and $0.8 million in fiscal 1991.

              Income Taxes:

              Fiscal 1993 resulted in a tax benefit of $0.9 million due to a change in deferred taxes which more than offsets alternative minimum tax expense versus $0.5 million tax expense in fiscal 1992 as a result of the Federal alternative minimum tax while fiscal 1991 resulted in a tax benefit of $0.3. (See Note 13 of Notes to Consolidated
Financial Statements for fiscal 1993 regarding unused tax credits and net operating loss carry forwards available).
The Financial Accounting Standards Board issued SFAS No. 109 (which supersedes Statement No. 96), "Accounting for Income Taxes," which requires the Company to change its method of accounting for income taxes. The
Company has not elected to adopt this statement early which is not required until fiscal 1994. The Company has not yet determined the effect or method of adoption.

              Net Income:

              Fiscal 1993 produced a net loss of $1,965,000 or $(1.84) per share after preferred stock dividend requirements, based on 1,118,150 shares outstanding compared to net income of $712,000 or $.64 per share based on 1,118,150 shares outstanding for fiscal 1992 and a net loss of $553,000 or $.49 per share based on 1,118,308 shares outstanding for fiscal 1991.

              The strike by the retail clerks union in May 1993, affecting 15 of the Company's New Jersey stores, took its toll on lost sales and gross profits and added additional costs as noted in discussions above. The Company's two
Pennsylvania stores were also adversely affected by reason of media coverage of the strike.

              The Company sold its five store New York division on October 18, 1993, which generated a net profit of $11,199,000 or $ 10.01 per share. Due to the prolonged closing process, the division suffered excessive operating losses estimated at $ 1.5 million in the quarter ended October
30, 1993.

                    CONSOLIDATED BALANCE SHEETS
               October 30, 1993 and October 31, 1992


                                                   1993                 1992
ASSETS

Current Assets:

  Cash and cash equivalents. . . . . . . . . . $  4,765,000       $  8,348,000
  Merchandise inventories. . . . . . . . . . .   33,983,000         39,584,000
  Subscription receivable - mandatory redeemable
   preferred stock . . . . . . . . . . . . . . .     --              1,700,000
  Receivables and other current assets . . . . .  8,624,000          8,771,000
          Total current assets . . . . . . . . . 47,372,000         58,403,000
Property and equipment:


  Land . . . . . . . . . . . . . . . . . . . . .   1,762,000         2,170,000
  Buildings and improvements . . . . . . . . . .   2,132,000         2,132,000
  Leaseholds and leasehold improvements. . . . .  31,732,000        28,344,000
  Equipment. . . . . . . . . . . . . . . . . . .  48,042,000        58,125,000
  Property and equipment under capital leases. .  18,508,000        21,053,000
                                                 102,176,000       111,824,000
  Less accumulated depreciation and amortization. 39,474,000        44,145,000
                                                  62,702,000        67,679,000
Other assets:


  Investments in related parties . . . . . . . .   8,626,000         9,971,000
  Intangibles. . . . . . . . . . . . . . . . . .   8,145,000        10,020,000
  Other. . . . . . . . . . . . . . . . . . . . .   4,457,000         6,420,000
                                                  21,228,000        26,411,000
                                                $131,302,000      $152,493,000
LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:


  Current portion of long-term debt. . . . . . . . .   $ 2,523,000 $ 6,937,000
  Current portion of long-term debt, related party. . . .  204,000     716,000
  Long-term obligations in default classified as current. 34,415,000     --
  Current portion of obligations under capital leases. .   1,245,000 1,540,000
  Current income taxes payable . . . . . . . . . . . . . .   546,000   500,000

  Accounts payable:

  Related party. . . . . . . . . . . . . . . . . . . .  16,638,000  11,767,000
    Others . . . . . . . . . . . . . . . . . . . . . .  12,112,000  12,809,000
  Accrued expenses and other . . . . . . . . . . . . .   9,463,000  10,965,000
    Total current liabilities. . . . . . . . . . . . .  77,146,000  45,234,000
  Long-term debt . . . . . . . . . . . . . . . . . . .   3,587,000  51,297,000
Long-term debt, related party. . . . . . . . . . . . .     176,000   1,021,000
Obligations under capital leases . . . . . . . . . . .   9,669,000  11,201,000
Deferred income taxes. . . . . . . . . . . . . . . . .   4,921,000   6,547,000
Other long-term liabilities. . . . . . . . . . . . . .   3,921,000   3,346,000
Mandatory redeemable preferred stock,
  $12.50 par; authorized 1,000,000 shares
  136,000 shares issued, 1993. . . . . . . . . . . .     1,700,000   1,700,000
Shareholders' equity:


  Common stock, $1.00 par; authorized 2,500,000
   shares; issued 1,621,627 shares 1993 and 1992 . . . . 1,622,000   1,622,000
  Capital in excess of par . . . . . . . . . . . . . . . 2,351,000   2,351,000
  Retained earnings. . . . . . . . . . . . . . . . . .  32,831,000  34,796,000
                                                        36,804,000  38,769,000
  Less 503,477 shares, 1993 and 1992 held in
   treasury, at cost . . . . . . . . . . . . . . . . .   6,622,000   6,622,000
                                                        30,182,000  32,147,000

                                                    $131,302,000  $152,493,000

See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              Fiscal Years Ended October 30, 1993, October 31, 1992 and
                                November 2, 1991


                                     1993            1992          1991
Sales . . . . . . . . .         $670,180,000    $695,157,000    $695,306,000
Cost of sales. . . . . . . .     510,276,000     519,193,000     523,575,000
    Gross profit. . . . . . .    159,904,000     175,964,000     171,731,000
Operating expenses . . . . . .   167,482,000     167,860,000     165,173,000
(Loss) income from operations.   (7,578,000)       8,104,000       6,558,000
Other (income) expense:. . . .
  Gain on the sale of stores .                  (11,199,000)        ----
  Interest expense . . . . . . .   6,698,000      7,368,000        8,137,000
  Interest income. . . . . . . .    (219,000)      (492,000)        (774,000)
                                  (4,720,000)     6,876,000        7,363,000
(Loss) income before taxes . . .  (2,858,000)     1,228,000        (805,000)
Income tax (benefit) provision .    (893,000)       516,000        (252,000)
Net (loss) income. . . . . . . . $(1,965,000)    $ 712,000       $ (553,000)
(Loss) earnings per common share     $(1.84)          $.64            $(.49)

See notes to consolidated financial statements.

                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               Fiscal Years Ended October 30, 1993, October 31, 1992 and
                                  November 2, 1991


                                        Capital in
                  Common stock       excess of  Retained  Treasury Stock
                  Shares  Amount       par      earnings   Shares  Amount
Balance,
November 3, 1990 1,621,627 1,622,000 2,351,000  34,637,000 501,052 6,568,000
Net loss . . .      --         --        --      (553,000)    --       --
Purchase of
    treasury stock  --         --        --          2,425  54,000
Balance,
  November 2, 1991 1,621,627 1,622,000 2,351,000 34,084,000 503,477 6,622,000
Net income . . .    --         --        --       712,000     --       --
Balance,
  October 31, 1992 1,621,627 1,622,000 2,351,000 34,796,000 503,477 6,622,000
Net loss . . . .     --         --        --     (1,965,000)   --      --
Issuance of 136,000 shares
  of preferred stock --         --        --         --        --      --
Balance,
  October 30, 1993 1,621,627 1,622,000 2,351,000 32,831,000 503,477 6,622,000

See notes to consolidated financial statements.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
           Fiscal Years Ended October 30, 1993, October 31, 1992 and
                               November 2, 1991


                                          1993          1992        1991
Cash flows from operating activities:
 Net income (loss). . . . . . . . .  $(1,965,000)   $ 712,000  $ (553,000)
 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Depreciation and amortization of
     property and equipment. . . . . . 10,251,000    10,370,000  11,082,000
     Amortization, other . . . . .  . . 3,443,000     2,751,000   2,428,000
     Gain on store divestitures. . . .(11,199,000)       --          --
     Deferred income taxes . . . . . .(1,647,000)        16,000   1,055,000
     Loss on disposal of store
          property and equipment. . .    667,000        111,000     400,000
     Changes in assets and liabilities:
      Decrease (increase) in inventories 5,601,000   (2,244,000) (3,074,000)
      Decrease (increase) in
                  receivables and other    147,000   (1,053,000)   (837,000)
      Decrease (increase) in other assets  332,000   (3,638,000)    791,000
      Increase (decrease) in
                 accounts payable. . . . 4,174,000    6,819,000   2,197,000
      Increase income taxes payable. . .    42,000      500,000       --
      (Increase) decrease in other
                         liabilities . . .(927,000)     750,000     820,000
      Other  . . . . . . . . . . . . . . .(362,000)   (574,000)     (43,000)
      Net cash provided by
              operating activities. . . . 8,557,000  14,520,000   14,266,000
Cash flows from investing activities:

  Net proceeds from the sale of stores . 14,827,000      --            --
  Purchase of property and equipment . . (9,260,000) (10,579,000) (7,056,000)
  Proceeds from store investment program  1,699,000      --             --
  Net cash provided by (used in)
                 investing activities. .  7,266,000  (10,579,000) (7,056,000)
Cash flows from financing activities:

  Issuance of redeemable preferred stock  1,700,000       --           --
  Payment of equipment liability . . . .     --           --      (7,578,000)
  Demand note, related party . . . . . .     --           --       1,000,000
  Proceeds from issuance of debt . . . .  2,000,000   3,998,000    7,000,000
  Principal payments under
              long-term debt. . . . . .  (21,278,000) (5,030,000) (2,988,000)

  Principal payments under capital
              lease obligations . . . .   (1,828,000)  (2,100,000) (2,081,000)
  Purchase of treasury stock . . . . .        --           --         (54,000)
    Net cash used in financing activities (19,406,000) (3,132,000) (4,701,000)
Net increase (decrease) in cash
             and cash equivalents . . .   (3,583,000)     809,000    2,509,000
Cash and cash equivalents,
             beginning of year . . . . .   8,348,000    7,539,000    5,030,000
Cash and cash equivalents, end of year $ 4,765,000 $ 8,348,000 $ 7,539,000 Supplemental disclosures of cash flow information:

  Cash paid during the year for:
   Interest. . . . . . . . . . . . . . . $ 6,963,000  $ 7,532,000  $ 8,129,000
   Income taxes. . . . . . . . . . . . . . . 600,000        --           --
  Cash received from tax refund. . . . . .     --         547,000        --

Supplemental disclosures of noncash investing and financing activities:

Long-term debt issued for acquisition of
 equipment and investment in related party $ 264,000   $ 997,000   $ 400,000
  Mandatory redeemable preferred
                  stock subscribed. . . . .   --       1,700,000       --

See notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              1.  Summary of significant accounting policies

              Fiscal year

              The Company's fiscal year ends on the Saturday nearest to October 31. Fiscal 1993, 1992 and 1991 consist of the 52 weeks ended October 30, 1993, October 31, 1992 and
November 2, 1991, respectively.

              Principles of consolidation

              The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company operates in a single line of business, the operation of retail grocery stores.

              Reclassifications

              Certain reclassifications have been made to the fiscal 1992 and 1991 amounts to conform with the fiscal
1993 classification.

              Cash equivalents

              The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

              Merchandise inventories

              Merchandise inventories are stated at the lower of cost (first-in, first-out) or market with cost being determined by applying cost percentages to inventories taken at retail prices.

              Property and equipment

              Property and equipment is stated at cost and is depreciated on the straight-line method over the estimated useful lives for financial reporting and on accelerated methods for tax reporting. Property and equipment under capital leases are recorded at the lower of fair market value or the net present value of the minimum lease payments. Amortization of the leased property is generally computed using the straight-line method over the term of the lease.
The useful life of leaseholds and leasehold improvements are amortized over the term of the lease or the life of the improvement, whichever is shorter.

              Investments

              The Company's investment in its principal supplier, Wakefern Food Corporation ("Wakefern"), is stated at cost (see Note 5). The Company uses the equity method of accounting for its interests in real estate partnerships.

              Goodwill

              Goodwill resulted partly from acquisitions prior to November 1, 1970 which were accounted for as purchases. To the extent that there is continuing value, the Company is not amortizing this excess cost. The balance of goodwill resulted from the acquisition of assets during fiscal 1989, and is amortized on a straight-line basis over periods from 15 to 32 years.

              Favorable operating leases

              This amount is amortized over the remaining terms of the related leases over periods from 14 to 32 years.

              Covenant not to compete

              This amount is amortized on a straight-line basis over the contractual life of the agreements of 5-1/2 years.

              Income taxes

              Deferred income taxes are determined using the liability method in accordance with Statement of Financial
Accounting Standards No. 96, "Accounting for Income Taxes."

              Preopening costs

              Costs associated with the opening of new stores are amortized over a period of twelve month commencing one month after the opening of the store.

              Store closing costs

              The costs, net of amounts expected to be recovered, are expensed when a decision to close a store is made.

              2.  Going concern matters

              The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. As shown in the financial statements, the Company incurred a net loss of $1,965,000 which was partially a result of the effects of the union labor strike, operating losses on the New York stores and the recessionary economic conditions. As of October 30, 1993, the Company was not in compliance with several covenants under its loan agreements. Due to the covenant violations as described in Note 7, as of October 30, 1993, the Company has classified its debt to these lenders totaling
$34,415,000 as a current liabilIty. The Company is currently pursuing a standstill and forbearance agreement with its senior lenders. The Company also has retained an independent financial advisor to assist in the preparation of a business plan which is anticipated to form the basis for the negotiation of amended loan agreements.

              The Company has made all required principal and interest payments under such loan agreements.
Management anticipates that all future payments can be made, including principal payments of $2,523,000 on June
1, 1994 and $4,250,000 on October 31, 1994 (fiscal 1995),
although no such assurances can be made.  The
Company is pursuing actions to increase operating cash flow through inventory and expense reductions and to provide positive cash flows from investing activities through limitations on capital expenditures and the sale of certain operating and non-productive assets.

              The Company is carrying an outstanding balance with its cooperative supplier, Wakefern Food Corporation, for products and services. Pursuant to the by-laws of the cooperative, the Company has incurred service fees at the rate of 1% per week on the outstanding balance since July 17, 1993. Such fees, which adversely impact the Company's cash flow and operating results, are anticipated to continue at least through the second quarter of fiscal
1994. Total service fees paid from July 17, 1993 through February 12, 1994 totaled $1,300,000. Wakefern continues to provide products and services as usual.

              The Company's ability to continue as a going concern is dependent on its ability to successfully implement the plans and actions described above with regard to improving its cash flow. Due to the uncertainties associated with these plans, there can be no assurances that the Company will achieve its goals nor is there any assurance that the Company will be able to negotiate a forbearance agreement or amended credit agreement with its lenders.
Management of the Company believes that such programs will be implemented successfully and that sufficient cash flow will be generated to meet its obligations as they come due. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and the classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

              3.  Store divestitures

              On October 18, 1993, the Company sold certain assets of its five operating Long Island, New York stores to the Grand Union Company for approximately $16,000,000 plus inventory merchandise for approximately
$2,200,000.

              This sale provided $14,827,000 of net proceeds and resulted in a gain of $11,199,000, after deducting estimated N.Y. State Transfer Tax of $561,000 and transaction expenses of $712,000. The net book value of the assets sold was approximately $3,628,000.

              Concurrent with this transaction, the Company repaid approximately $10,500,000 to its senior lenders and approximately $650,000 to pay off equipment leases. Subsequent payments were also made for professional fees, severance payments and trade vendors aggregating approximately $2,300,000.

              Total net sales for these five stores for fiscal
1993, 1992 and 1991 were $85,000,000 (50 weeks),
$88,000,000 and $89,000,000, respectively. The Company incurred operating losses related to these stores for fiscal years 1993, 1992 and 1991 of $3,859,000, $1,139,000 and
$688,000, respectively.

              The Company utilized $1,699,000 in proceeds from the Store Investment Program with Wakefern (as described in Note 5) to pay off the outstanding indebtedness related to the remaining stores' unfunded investment.

              4.  Mandatory redeemable preferred stock

              As of October 31, 1992, the Company recorded a Preferred Stock Subscription Receivable in other current assets for $1,700,000 from Wakefern. On February 16, 1993, the Company received $1,700,000 of cash proceeds for the Preferred Stock issuance of 136,000 shares at par value $12.50 per share to Wakefern. These securities were issued partially to fund capital expenditures made in fiscal 1992 and to induce the senior lenders to enter into the amended loan agreements referred to in Note 7 below.

              Dividends on the Preferred Stock are cumulative, accrue at an annual rate of 8% for the first three years and increase by 2% per year thereafter until redeemed, and are payable when and as declared by the Company's board of directors. As of October 30, 1993, cumulative dividends on preferred shares that have not been declared are in arrears to the amount of approximately $97,000. The Preferred Stock is redeemable on June 8, 1999, and is subject to mandatory earlier redemption on the occurrence of certain events, including a change of control, as defined, of the Company.

              The Preferred Stock is convertible at any time after March 31, 1996 into shares of the common stock of the Company at the then market value of such common stock at a conversion value of $12.50 per share of Preferred
Stock. The maximum number of common shares which can be issued upon conversion is 1,381,850 shares
(representing the sum of all of the Company's unissued and treasury shares).

              The loan agreement amendments referred to in Note 7 provide that dividends can be paid and shares repurchased or redeemed only out of 25% of net income for the most recently completed fiscal year, and then only if certain financial covenants are met. Dividends can only be paid on the common stock if the Company is then current with all preferred stock dividend payments. As of October 30, 1993 there was no availability under these provisions.

              5.  Related party transactions

              Investment in Wakefern Food Corporation:

              The Company has approximately 15% investment in Wakefern of $7,838,000 at October 30, 1993 and
$9,448,000 at October 31, 1992. Wakefern is operated on a cooperative basis for its stockholder members who are owners of ShopRite supermarkets. The investment is collateral for any obligations due Wakefern. In addition, the obligations to Wakefern are personally guaranteed by principal officers/shareholders of the Company.

              The Company may be required from time to time to increase its investment in Wakefern. The Company also has an investment in another Company affiliated with Wakefern which was $788,000 at October 30, 1993 and
$523,000 at October 31, 1992.

              In September 1987, the Company entered into an agreement with Wakefern and all other stockholders of Wakefern, which provides for certain commitments and restrictions on all member-stockholders of Wakefern through the year 2000. Under the agreement, each stockholder, including the Company, agreed to purchase at least 85% of its merchandise in certain defined product categories from Wakefern and, if it fails to meet such requirements, to make payments to Wakefern based on a formula designed to compensate Wakefern for the profit loss. Similar payments are due if Wakefern loses volume by reason of the sale of all of a stockholder's stores, its merger with another entity or on the sale of an individual store. Purchases from Wakefern for all periods presented approximated 85% of total purchases.

              As required by Wakefern's by-laws, all members of the cooperative are required to make an investment in the common stock of Wakefern for each supermarket owned
("Store Investment Program"), with the exact amount per store computed in accordance with a formula based on the volume of each store's purchases from Wakefern.
The maximum required investment per store was $400,000 at October
30, 1993.

              As a member of Wakefern, the Company is entitled to a share of an annual Wakefern patronage dividend calculated after the close of Wakefern's fiscal year ending on the Saturday closest to September 30, as the result of the distribution of all operating profits to its members on a pro rata basis based on the actual member purchases from each merchandising division. It is the Company's policy to accrue quarterly an estimate of the annual patronage dividend. The Company reflects the patronage dividend as a reduction of the cost of sales in the consolidated income statement. For fiscal 1993, 1992 and 1991, the patronage dividends were $8,047,000,
$6,923,000 and $7,259,000, respectively.  At October 30, 1993 and
October 31, 1992, the Company has receivables due from Wakefern for approximately $4,139,000 and $1,938,000, respectively, representing vendor rebates, coupons and other receivables in the ordinary course of business which have been included in accounts receivable and other noncurrent assets.

              In addition to its investment in Wakefern, which carries only voting rights, the Company's President also serves as a member of Wakefern's Board of Directors and its finance committee. Several of the Company's officers and employees also hold positions on various Wakefern committees.

              Loans due from related parties:

              The Company has amounts recorded as receivables from related parties that include current and former shareholders, officers and real estate partnerships. The amounts are not due based upon any specified dates and do not bear interest. The Company's management has classified these loans based upon expected payment dates.
At October 30, 1993 and October 31, 1992, $498,000 and $634,000,
respectively, were included in receivables;
$717,000 and $815,000, respectively, were included in other noncurrent assets.

              6.  Intangible assets

              Intangible assets consist of the following:


                               October 30,                October 31,
                                  1993                     1992

Goodwill . . . . . . .        $ 4,298,000               $ 4,609,000
Covenant not to compete. . .    5,951,000                 5,951,000
Favorable operating leases . .  4,685,000                 4,685,000
                               14,934,000                15,245,000
Less accumulated amortization   6,789,000                 5,225,000
                              $ 8,145,000              $ 10,020,000

              7. Long-term debt

              Debt consists of the following:

                                   October 30,                October 31,
                                       1993                      1992

Senior notes payable (a)(e). . . .  $19,195,000               $28,520,000
Notes payable, banks (b)(e). . . .   15,957,000                24,000,000
Notes and mortgages payable (c). .    3,760,000                 2,961,000
Notes payable, covenant not
                 to compete (d) . .   1,613,000                 2,753,000
                                     40,525,000                 8,234,000
Less current portion . . . . . . .   36,938,000                 6,937,000
                                    $ 3,587,000              $ 51,297,000
____________________________

              (a)          In June 1989, the Company entered into
a note purchase agreement with several institutions providing for the purchase of $31,000,000 of the Company's (11.90% at issuance; 12.40% at October 30, 1993) senior secured notes (the "Senior Note Agreement").
These notes are secured by the capital stock of the Company's subsidiaries. The amount outstanding is payable in varying annual installments that commenced in 1992 and ends in June 1, 1999.

              (b)          In March 1989, the Company entered
into a long-term credit agreement with a syndicate of banks for commitments totaling $65,000,000 to be used for the acquisition of stores and to fund the Company's capital expansion program.
The interest rate on this bank debt is .75% over prime (7.250% at October 31, 1993). The Credit Agreement provides for a staged reduction of the commitment through 1996. The Company has agreed to pay a commitment fee of 1/2 of 1 percent per annum, payable quarterly, on the commitment.
The bank commitment was reduced by the $31,000,000 borrowing under the Senior Note Agreement.

              (c)          Property and equipment which cost
approximately $7,500,000, is pledged as collateral for certain notes and mortgages. These notes have interest rates ranging from prime to 9.53%. The due dates range from December 1994 to October 2000.

              (d)          On April 15, 1989, in connection with
the acquisition of four supermarkets, the Company issued notes in exchange for agreements not to compete. The notes are payable over a 5-1/2 year period from the date of issuance in varying monthly installments through March 1995 including interest imputed at 11% per annum.

              (e)          As of October 30, 1993, the Company
was in violation of certain financial covenants of these loan agreements. Due to the covenant violations, the Company has classifed the entire outstanding balance under these loan agreements as a current liability which is callable by the lenders. In addition, the Company is required to pay an additional 0.5% of interest per annum during the period in which these defaults exist. Should the senior lenders exercise their right to call this debt, management of the Company does not believe it could internally generate funds sufficient to pay the entire amount of this debt (see footnote 2 "Going Concern Matters"). Regardless of the non-compliance with the financial covenants, as of October 30, 1993, the Company has made every scheduled payment of principal and interest.

        Aggregate maturities of long-term debt are as follows:

                           Fiscal Year
        1994. . . . . . . . . . . . . . . . . . . . . . . . .  $36,938,000
        1995. . . . . . . . . . . . . . . . . . . . . . . . .    1,230,000
        1996. . . . . . . . . . . . . . .  . . . . . . . . . . .   594,000
        1997. . . . . . . . . . . . . . . . .. . . . . . . . . .   636,000
        1998. . . . . . . . . . . . . . . . .. . . . . . . . . .   678,000
        Thereafter. . . . . . . . . . . . . .. . . . . . . . . .   449,000

        8.  Long-term debt, related party

              The Company is indebted to a Wakefern affiliate, principally related to an Investment Program. The notes are payable as follows:

        Fiscal Year
        1994. . . . . . . . . . . . . . . . . . . . . . . . . .  $204,000
        1995. . . . . . . . . . . . . . . . . . . . . . . . . .    88,000
        1996. . . . . . . . . . . . . . . . . . . . . . . . . .    88,000

        9.  Long-term leases

        Capital leases:

           Property and equipment under capital leases consist of:


                                              October 30,       October 31,
                                                 1993              1992

         Real estate . . . . . . . . . . . .  $ 9,649,000      $  9,649,000
         Fixtures and equipment. . . . . . .    8,859,000        11,404,000
                                               18,508,000        21,053,000
         Less accumulated amortization . . .    8,984,000         9,470,000
                                              $ 9,524,000       $11,583,000

              The following is a schedule by year of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments, as of October 30, 1993:

         Fiscal Year
         1994. . . . . . . . . . . . . . . . .  . . . . . . . .  $2,316,000
         1995. . . . . . . . . . . . . . . . . . . . . . . . .    1,780,000
         1996. . . . . . . . . . . . . . . . .. . . . . . . . .   1,657,000
         1997. . . . . . . . . . . . . . . . .. . . . . . . . .   1,324,000
         1998. . . . . . . . . . . . . . . . . . .  . . . . . .   1,239,000
         Thereafter. . . . . . . . . . . . . .. . . . . . . . .  10,781,000
         Total minimum lease payments. . . . .. . . . . . . . .  19,097,000
         Less amount representing interest . . . . . . . . . .   8,183,000
         Present value of net minimum lease payments . . . . .  $10,914,000

              Included in the above are two leases on stores, one of which is being leased from a partnership in which the Company has a 40% limited partnership interest at an annual rental of $480,000.

              Description of operating leasing arrangements:

              The Company is obligated under operating leases for rent payments expiring at various dates through 2018.
Certain leases provide for the payment of additional rentals based on certain escalation clauses. Under the majority of the leases, the Company has the option to renew for additional terms at specified rentals.

      Rental expense:

      Total rental expenses for all operating leases consist of:


                                  Fiscal        Fiscal       Fiscal
                                   1993          1992         1991
  Land and buildings. . . . . . $ 9,799,000  $ 8,622,000  $ 7,920,000
  Less subleases. . . . . . . .   1,188,000    1,256,000      930,000
                                $ 8,611,000  $ 7,366,000  $ 6,990,000


        Operating leases:

   The minimum rental commitments under all noncancellable operating leases reduced by income from noncancellable subleases at October 30, 1993 are as follows:

                                        Income from
      Fiscal       Land and             noncancellable          Net rental
       Year        buildings            subleases               commitment

      1994. . . .  $ 9,718,000          $ 2,156,000             $ 7,562,000
      1995. . . .    9,656,000            2,198,000               7,458,000
      1996. . . .   10,084,000            2,291,000               7,793,000
      1997. . . .    9,867,000            2,217,000               7,650,000
      1998. . . .    9,581,000            1,813,000               7,768,000
      Thereafter.  108,188,000            2,592,000             105,596,000
                 $ 157,094,000          $ 13,267,000          $ 143,827,000

        The Company is presently leasing one of its Supermarkets, a garden center and liquor store from the President and Chairman of the oard at an annual aggregate rental of approximately $539,000.


     10.  Accrued expenses and other

     Accrued expenses and other consist of the following:


                                          October 30,          October 31,
                                             1993                 1992

    Payroll . . . . . . . . . . . . .    $3,449,000            $2,055,000
    Interest. . . . . . . . . . . . .     1,327,000             1,592,000
    Other . . . . . . . . . . . . . .     4,687,000             7,318,000
                                         $9,463,000           $10,965,000

        11.  Employee benefit plans

        Defined Benefit plans:

        The Company sponsors two defined benefit pension plans covering administrative personnel and members of one union. Employees covered under the administrative pension benefit plan earn benefits based upon percentages of annual compensation and may make voluntary contributions to the plan. Employees covered under the union pension benefit plan earn benefits based on a fixed amount for each year of service. The Company's funding policy is to pay at least the minimum contribution required by the Employee Retirement Income Security Act of 1974.
The plans' assets consist primarily of publicly traded stocks and fixed income securities.

        Net pension expense for the two plans include the following components:


                                     Fiscal         Fiscal        Fiscal
                                      1993           1992          1991
     Service cost-benefits earned
          during the period. . . .  $306,000       $264,000      $248,000
     Interest cost on projected
          benefit obligation . . .   400,000        332,000        306,000
     Actual return on
          plan assets. . . . . .    (127,000)      (380,000)      (321,000)
     Net amortization and
          deferral . . . . . .      (197,000)       118,000        112,000
     Net pension expense . . . .    $382,000       $334,000       $345,000

        The following table sets forth the two pension plan's funded status and amounts recognized in the Company's consolidated financial statements at October 30, 1993 and October
31, 1992.

        Actuarial present value of benefit obligations:

                                         Fiscal                      Fiscal
                                          1993                        1992
        Accumulated benefit obligations
         including vested benefits of
         $4,417,052 in 1993 and
         $3,819,000 in 1992 . . . . . . $4,529,000                 $3,913,000
        Projected benefit obligations . $(5,504,000)              $(4,743,000)
        Plan assets at fair value . . .   4,473,000                 4,371,000
        Projected benefit obligations in
              excess of plan assets. . . (1,031,000)                 (372,000)
        Adjustment required to recognize
               minimum liability. . . . .  (638,000)                  (37,000)
        Unrecognized transition asset . .   (73,000)                  (85,000)
        Unrecognized gain from
               prior experience . . . .   1,685,000                    925,000
        (Accrued) prepaid pension cost. .$  (57,000)                $  431,000

        The discount rates used in determining the actuarial present value of the projected benefit obligation ranged from 6.5% to 7%. The expected long-term rates of return on plan assets ranged from 6.5% to 7%. The rates of increase in future compensation levels ranged from 4.0% to 4.5%.

        Multi-employer plan:

        Health, welfare and retirement expense was approximately
$7,058,000 in fiscal 1993, $7,514,000 in fiscal 1992
and $7,809,000 in fiscal 1991 under plans covering union employees which plans are administered through the unions involved. The Company could, under certain circumstances, be obligated for unfunded vested retirement benefits of these union plans.

        401(k) savings plan:

        The Company sponsors an employee savings plan 401(k) for all non-union employees. Contributions to the plan are in the form of employee salary deferrals.

        Deferred compensation agreements:

        The Company provides certain current and former officers with supplemental income payments and limited medical benefits during retirement. The Company recorded an estimate of future compensation payments to be made over the officers' anticipated period of active employment which amounted to $461,000 and $442,000 at October 30, 1993 and October 31, 1992, respectively. The Company purchased life insurance to partially fund this obligation. The postretirement medical benefits are accounted for on a cash basis. In return, these officers agreed to certain non-compete arrangements and to provide continued service availability for consulting services after retirement.

        Other postretirement benefits:

        In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting
Standards, No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106").
This new statement requires an accrual of postretirement benefits (such as health benefits) during the years an employee provides services. The Company offers limited postretirement health care benefits to certain corporate employees only. The cost of these benefits are currently expensed on a pay-as-you-go basis by the Company. The
Company is required to adopt this statement in fiscal year 1994. Management has not yet determined the cost of existing benefits. The Company does not believe that the adoption of SFAS No. 106 will have a material effect on its financial position.

        12. Stock options

        In April 1987, the Company's shareholders approved a stock option plan which provides for the granting of options to purchase 200,000 common shares until 1994, exercisable over a period of five years at prices not less than market value at the date of grant. At October 30, 1993, no options had been granted under this plan.

        13. Income taxes

        The provision for income taxes consists of the following:


                                 Fiscal            Fiscal            Fiscal
                                  1993              1992              1991

        Federal:
         Current. . . . . .    $ 354,000        $ 500,000        $ (1,079,000)
        Deferred . . . . . .   (1,448,000)        (35,700)            864,000
         State and local:
          Current. . . . .       400,000            --               (228,000)
        Deferred . . . . . .    (199,000)          51,700             191,000
                              $ (893,000)       $ 516,000          $ (252,000)

        Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. A summary of the components of deferred income tax expense is as follows:


                                  Fiscal           Fiscal            Fiscal
                                   1993             1992              1991

        Excess of tax over
         book depreciation. . . $ 250,000        $ 1,080,000      $ 1,671,000
        Allowance for bad debts  (253,000)           255,000         (174,000)
         Capital leases. . . .   (240,000)          (167,000)        (199,000)
        Difference in basis of
         assets sold. . . . . .  (271,000)
        Sale-leasebacks . . . .    86,000            102,000          108,000
         Accrued expenses. . .   (414,000)          (301,000)         (3,000)
       Reduction of deferred
         income taxes attributable
         to net operating loss
         carry forward . . . .   (449,000)          (431,000)           --
       Alternative minimum tax
        credit carry forward. .  (354,000)          (500,000)           --
       Other . . . . . . . . .     (2,000)           (22,000)       (348,000)

                                $ (1,647,000)       $ 16,000      $ 1,055,000

        The following tabulations reconcile the federal statutory tax rate to the effective rate:


                                     Fiscal          Fiscal            Fiscal
                                      1993            1992              1991
       Tax (benefit) at
         the statutory rate . . . .  (34.0)%          34.0%           (34.0)%
         State and local income taxes
         (benefit), net of federal
       income tax. . . . . . . . . .   --             6.0               (6.0)
       Goodwill amortization not
       deductible for tax purposes .  1.4             3.7                5.8
       Other . . . . . . . . . . .    1.4                                2.9
       Actual tax expense (benefit) (31.2)%          42.0%             (31.3)%

        Because the Company incurred net operating losses for fiscal 1993, the current federal tax provision for fiscal year 1993 results from alternative minimum tax ("AMT") related to the enactment of the Tax Reform Act of 1986. AMT is calculated separately from the regular Federal Income Tax and is based on a flat rate applied to a broad tax base. At October 30, 1993, the Company has unused tax credits which may provide future regular federal tax benefits consisting of AMT credits of $818,000 which can be carried forward indefinitely.

        At October 30, 1993, the Company has unused regular tax net operating loss carryforwards ("NOLs") of approximately $7,100,000 available to reduce future regular taxable income which expire as follows:

          Fiscal
           Year

          2006. . . . . . . . . . . . . . . . . . . . . . . . $5,400,000
          2007. . . . . . . . . . . . . . . . . . . . . . . .  1,700,000

        For financial statement purposes, the deferred tax liability has been offset against available NOLs and would be reinstated to the extent that the Company is in a regular tax paying position and utilizes such NOLs.

        The Financial Accounting Standards Board issued SFAS No.
109 (which supersedes statement No. 96), "Accounting for Income Taxes," which requires the Company to change its method of accounting for income taxes. The Company has not elected to adopt this statement early which is not required until fiscal 1994. The Company has not yet determined the effect or method of adoption.

        14.  Commitments and contingencies

        Legal proceedings:

        The Company is involved in certain legal actions and claims arising in the ordinary course of business. Management believes that the outcome of any such litigation and claims will not have a material adverse impact on the Company's financial position.

        Guarantees:

        The Company remains contingently liable under leases assumed by third parties in the event of nonperformance by these assignees. As of October 30, 1993, the minimum annual rental under these leases amounted to approximately $900,000, expiring at various dates through 2004. The Company has not experienced and does not anticipate any material nonperformance by these assignees.

         In connection with the sale of one of its stores in a prior fiscal year, the Company has guaranteed a $2,000,000 loan to Wakefern. The Company has also guaranteed a $2,600,000 debt of one of its real estate partnerships.

        15. Earnings (loss) per share

        The computation of earnings per share is based on the weighted average number of common shares outstanding during each year ( 1,118,150 shares in 1993 and 1992 and 1,118,308 shares in 1991) and mandatory preferred stock dividend requirements of $97,000 in fiscal 1993. Fully diluted net loss per share has not been presented since the amount is antidilutive.

        16. Unaudited summarized consolidated quarterly information

        Summarized quarterly information for the years ended
October 30, 1993 and October 31, 1992 is as follows:

                     Thirteen Weeks Ended


                         January 30,     May 1,      July 31,      October 30,
                           1993          1993         1993            1993
                   (Dollars in thousands, except per share data)


Sales. . . . . . . . .   $172,719      $169,002      $167,679       $160,780
Gross profit . . . . .     43,214        41,188        38,427         37,075
Net income (loss). . .      121           290         (3,671)          1,295
Mandatory preferred stock
 dividend requirement. .    ---          (29)           (34)           (34)
Earnings (loss) available to
 common stock. . . . . .    121          261          (3,705)         1,261
Earnings (loss) available per
 common share
                           .11          .23           (3.31)           1.13

        During the third quarter, the net loss was primarily attributable to a 22 day strike by the retail clerks union which significantly reduced sales volume and margins at fifteen store locations.
In addition, the Company incurred approximately $500,000 in non-recurring operating expenses for strike costs such as additional security, advertising, temporary workers, and overtime.

        In the fourth quarter, net income was attributable to the net gain of $11,199,000 related to the sale of New York stores. This gain was partially offset by the lingering effects of the strike, and non-recurring losses for a reserve for future rent payments and the write-off of equipment related to closed store locations totaling approximately $900,000 and a bad debt reserve and write-down of investments in real estate joint ventures of approximately $600,000.


                               Thirteen weeks Ended
                   February 1,      May 2,        August 1,        October 31,
                     1992           1992           1992              1992
                  (Dollars in thousands, except per share data)

Sales. . . . . . $ 177,489       $171,749        $176,493          $169,426
Gross profit . .    43,275         45,453          44,417            42,819
Net income (loss).   367            460             368               (483)
Earnings (loss) per common
 share . . . . . .  .33             .41             .33               (.43)

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors
   of Foodarama Supermarkets, Inc.
Freehold, New Jersey

             We have audited the accompanying consolidated balance sheets of Foodarama Supermarkets, Inc. and subsidiaries as of October 30, 1993 and October 31, 1992, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three fiscal years in the period ended October 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

             We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

             In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Foodarama Supermarkets, Inc. and subsidiaries as of October 30, 1993 and October 31, 1992, and the results of their operations and their cash flows for each of the three fiscal years in the period ended October 30, 1993 in conformity with generally accepted accounting principles.

         The accompanying fiscal 1993 financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, conditions exist which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



[Signed Deloitte & Touche]

Parsippany, New Jersey
February 22, 1994